SARBANES-OXLEY CERTIFICATION
HSI Asset Loan Obligation Trust 2007-AR1
Mortgage Pass-Through Certificates
Series 2007-AR1

            This Certification is being made pursuant to Section 3.05 and
Section 8.12 of the Pooling and Servicing Agreement dated as of January 1, 2007, (the "Pooling and Servicing Agreement") relating to the above referenced Series,among HSI Asset Securitization Corporation, as depositor, Wells Fargo Bank, N.A. as custodian, CitiMortgage, Inc., as master servicer, Citibank, N.A., as securities administrator, and Deutsche Bank National Trust Company, as trustee. Capitalized terms used but not defined herein shall have the meanings assigned in the Pooling and Servicing Agreement.

            1. I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of HSI Asset Loan Obligation Trust 2007-AR1
(the "Exchange Act periodic reports");

            2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

            3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            4. I am responsible for reviewing the activities performed by the master servicer and based on my knowledge and the compliance review conducted in preparing the servicer compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the master servicer has fulfilled its obligations under the pooling and servicing agreement, in all material respects; and

            5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

      In giving the certifications above, I have reasonably relied on information provided to me by the following unafilliated parties: American Home Mortgage Servicing Inc., as Servicer; Countrywide Home Loans LP, as Servicer; HSBC Mortgage Corporation (USA), as Servicer; Residential Funding Company, LLC, as Servicer; Suntrust Mortgage, Inc, as Servicer; Wells Fargo Bank, N.A., as Custodian; First American Real Estate Solutions of Texas, L.P., as sub-contractor for HSBC Mortgage Corporation; SunTrust Bank, as sub-contractor for SunTrust Mortgage, Inc.; ZC Sterling Insurance Agency, Inc., as sub-contractor for SunTrust Mortgage, Inc.; Homecomings Financial LLC, as Sub-Servicer for Residential Funding Company, LLC; and, GMAC Mortgage LLC, as Sub-Servicer for Residential Funding Company, LLC.



      CITIMORTGAGE, INC.
      as Master Servicer

By: /s/ Tommy Harris
   ------------------------
Name:   Tommy Harris
Title:  Master Servcing Division Senior Vice President
        (senior officer in charge of the servicing function of the master servicer)

Date:     March 28, 2008